Exhibit 10.9

Tenable Network Security Inc. 7021 Columbia Gateway Drive, Suite 500 Columbia, MD 21046 410.872.0555 www.tenable.com

February 17, 2017

John Negron

Re: John Negron Offer Letter (“Offer Letter”)

Dear John:

On behalf of Tenable Network Security, Inc. (“Tenable”), I am pleased to offer you employment in the position of Chief Revenue Officer (with responsibility for World Wide Sales), reporting to me, Tenable’s Chief Executive Officer. This letter sets out the terms of your employment with Tenable, which will start on February 27, 2017 (“Commencement Date”).

As the Chief Revenue Officer, you will be paid a starting base salary of $300,000 per year, less applicable tax and other withholdings in accordance with Tenable’s normal payroll procedure which is semi-monthly (the 7th and the 22nd). You will be eligible to participate in Tenable’s Quarterly Bonus Program, with an annual target bonus equal to up to $285,000 (equivalent to up to 95% of your annual base salary). The actual bonus earned by you (which may be more or less than the annual target) will be based on key financial performance metrics determined by Tenable in its annual Corporate Plan and your achievement of objectives as determined by me. The Quarterly Bonus is prorated based on your start date and subject to normal payroll deductions and to the terms and conditions of Tenable’s discretionary incentive compensation plan in force at that time. Any bonus earned in 2017 will be pro-rated to reflect the number of days in such year that you actually worked as an employee of Tenable.

You will also be eligible for paid time off, group health, dental, 401(k) and disability benefits on the same basis as similar situated employees of Tenable, commencing as of the first of the month following your Commencement Date. In the event you opt out of Tenable’s aforementioned benefits program and continue participation in your current plan, your base salary will be increased by $1,000 per month ($12,000 per year) to assist you in funding your cost of participation in such plan. If at some later date you elect to obtain coverage from Tenable, this funding assistance will cease effective on the date your Tenable coverage commences. Tenable expressly reserves the right to change the benefits plans and programs it offers to employees at any time. Tenable has an Executive Long Term Disability benefit provided by Unum (“LTD”). This benefit is available to VPs and executives with a minimum salary of $200,000.00. The basic LTD benefit provided to the U.S. workforce through Metlife has a maximum payment of $10,000.00 a month. This supplemental plan through Unum was procured to provide the additional coverage for a long-term disability. The plan is portable, mandatory, and employee paid.

Given the senior nature of this position, we will request the Board of Directors of Tenable Holdings, Inc. approve a grant of an option to purchase six hundred twenty thousand (620,000) shares of Tenable Holdings, Inc. common stock (the “Option”), based on the share count that Tenable Holdings, Inc. currently anticipates will exist on your start date. The current exercise price is $4.25. One-quarter (1/4th) of the Option will vest based on your continued employment on the first year anniversary of your first day of work, with the remainder of the Option vesting over the subsequent three (3) years period on an equal, quarterly basis subject to your continued employment. For sake of clarity, the Option shall be designated as an “incentive stock option” to the maximum extent possible.

As a member of the senior management team, the option grant(s) outlined above will contain certain acceleration vesting provisions such that the vesting schedule applicable to those option grant(s) will accelerate: (1) in the event your employment is terminated by the Company without Cause or you resign for Good Reason at any time following the one year anniversary of the Commencement Date, the vesting schedule applicable to your Equity Awards will accelerate by a rate of six and twenty five hundredths percent (6.25%) multiplied by a fraction, the numerator of which is equal to the number of completed months of continuous service elapsed since the most recent quarterly anniversary of the Commencement Date and the denominator of which is three (3); and (2) by one hundred percent (100%) in the event your employment is terminated by the Company without Cause or you resign for Good Reason at any time during a Change of Control Termination Period. The term “Change of Control Termination Period” means the period commencing during the ninety (90) day period to the date the Company enters into such definitive agreement and ending twelve (12) months following the closing of such Change in Control. Further terms pertaining to the Option will be specified in an Option Grant Notice and Agreement to be provided by Tenable.

Upon a termination of employment for any reason, (A) you shall be paid, within fifteen (15) days after your termination of employment, any accrued and unpaid compensation, and (B) you shall be paid within thirty (30) days of submitting appropriate documentation, all reimbursable expenses incurred prior to your termination of employment. Should you be terminated by the Company without Cause or should you resign for Good Reason, other than during a Change of Control Termination Period or due to death or disability, you will be entitled to receive severance consisting of (A) a lump sum payment equal to three (3) months of your base salary plus any incentive compensation earned through the date of termination, payable no later than sixty (60) days after the date of your termination of employment , plus (B) should you elect health care continuation coverage under COBRA (“COBRA”), three (3) months reimbursement of the amount by which your COBRA premium exceeds the premium paid by Tenable’s active employees for similar coverage, payable monthly . Should you be terminated by Tenable without Cause or should you resign for Good Reason, during a Change of Control Termination Period and other than due to death or disability, you will be entitled to receive severance consisting of (A) a lump sum payment equal to the sum of (i) six (6) months of your base salary plus any incentive compensation earned through the date of termination, payable no later than sixty (60) days after the date of your termination of employment, plus (B) a pro rata portion of the target bonus amount for the year in which your termination or resignation occurs reduced by the amount, if any, of the bonus previously paid to you for the year in which your termination or resignation occurs, plus (C) should you elect COBRA coverage, six (6) months reimbursement of the amount by which your COBRA premium exceeds the premium paid by the Company’s active employees for similar coverage. The foregoing severance is conditioned upon your compliance with your continuing obligations to Tenable under the Intellectual Property, Non-Disclosure, Non-Solicitation, and Non-Competition Agreement dated as of your Commencement Date, your resignation from all positions you then hold with Tenable, and your execution of Tenable’s standard form of release agreement not later than forty-five (45) days following your termination date (in which you release any and all known and unknown claims you may have against Tenable with respect to your employment. In the event of your termination by the Company without Cause or your resignation for Good Reason during a Change of Control Termination Period, any severance shall be determined under the third sentence of this Section, and not under the second sentence.

As a condition of your employment, you will be required to sign Tenable’s Intellectual Property, Non-Disclosure, Non-Solicitation and Non-Competition Agreement (a copy of which is enclosed), and provide Tenable with documents establishing your identity and right to work in the United States. Those documents must be provided to Tenable within three (3) business days of your employment start date. Notwithstanding the foregoing, nothing in this offer letter or Tenable’s Intellectual Property, Non-Disclosure, Non-Solicitation and Non-Competition Agreement will limit or restrict you from (i) serving as an advisor to DataRobot, Inc., or as a member of boards of directors (or its equivalent in the case of a non-corporate entity) of non-competing businesses, (ii) engaging in volunteer activities, publishing or fulfilling speaking engagements, and (iii) managing your passive personal investments. For sake of clarity, you hereby agree (a) that your involvement in the various activities delineated in the immediately preceding sentence will require the prior written approval of Tenable’s Chief Executive Officer which shall not be unreasonably withheld and (b) under no circumstances will you permit your involvement in such activities to constitute a meaningful distraction from the performance of your day-to-day duties as Tenable’s Chief Revenue Officer.In addition, Tenable reserves the right to conduct a background investigation and/or reference check on all of its potential employees. Your offer of employment is contingent upon satisfactory completion of such background investigation and/or reference check, if any, in the sole discretion of Tenable. All such background investigations and/or reference checks shall be conducted in accordance with applicable state and federal laws.

Section 280G. If a “change of control” under Treasury Regulation 1.280G occurs, and if at such time, the Company is not an entity whose stock is readily tradable on an established securities market (or otherwise), the Company shall use commercially reasonable efforts to take such actions as may be necessary to avoid the imposition of the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986 (the “Code”) or a loss of deductibility under Section 280G of the Code, including, if so requested by, and provided you agree to waive your rights to receive any “parachute payment” as required by applicable regulations under Section 280G(b)(5) of the Code, seeking to obtain stockholder approval in accordance with the terms of Section 280G(b)(S)(A)(ii). If on the date that a “change of control” under Treasury Regulation 1.280G occurs, either Section 280G(b)(5)(A) is not applicable or after using commercially reasonable efforts, the Company is unable to avoid the imposition of the excise tax imposed by Section 4999 of the Code as to any payment or benefits provided to you whether made or provided pursuant to this Agreement or otherwise (such payments or benefits which are subject to such excise tax being referred to as the “Parachute Payments”), then, you will be entitled to receive either (A) the full amount of the Parachute Payments, or (B) the maximum amount that may be provided to you without resulting in any portion of such Parachute Payments being subject to the excise tax imposed by Section 4999 of the Code, whichever of clauses (A) and (B), after taking into account applicable federal, state, and local taxes and the excise tax under Section 4999 of the Code, results in the receipt by you, on an after-tax basis, of the greatest portion of the Parachute Payments. The Parachute Payments shall be reduced in a manner that maximizes your economic position. Any reduction of Parachute Payments pursuant to the preceding sentence shall be made in a manner consistent with the requirements of Section 409A of the Code, and where two economically equivalent amounts are subject to reduction but payable at different times, such amounts shall be reduced on a pro rata basis but not below zero.

Certain Definitions:

“Cause” is defined to mean (A) you have been convicted of, or have pleaded guilty or nolo contendere to, any felony or a crime involving moral turpitude; (B) you have engaged in willful misconduct which is injurious to Tenable or you have willfully and materially failed or refused to perform the material duties lawfully and reasonably assigned to you by the CEO (other than as a result of illness or injury) or you have breached any material term or condition of this Agreement or the Intellectual Property, Non-Disclosure, Non-Solicitation, and Non-Competition Agreement, in any case after written notice by Tenable of such misconduct, nonperformance, or breach of terms or conditions and a fifteen (15) day opportunity to cure any action, inaction or breach which is capable of being cured, or (C) you have committed any act of fraud, theft, embezzlement, misappropriation of funds, or other willful act of material dishonesty against Tenable.

“Good Reason” is defined as the Holder’s resignation as a result of (A) an involuntary reduction in the Holder’s base salary, other than in a broad based reduction similarly affecting all other members of Company’s executive management, (B) a failure of a successor of the Company to assume the obligations under this Agreement in all material respects, (C) the relocation of the Holder’s principal place of employment more than fifty (50) miles from its current location, without the Holder’s consent, (D) the Company’s failure to comply with its material obligations under this Agreement or under any other written agreement with the Holder, (E) a substantial diminution of the Holder’s duties, authority or responsibilities, (F) your ceasing to report directly to the Company’s CEO, of (G) an adverse change in your title as Chief Revenue Officer. Notwithstanding the foregoing, the Holder must provide written notice to the Company within thirty (30) days of learning of the occurrence of an event which constitutes Good Reason and the Company has thirty (30) days following receipt of such written notice to cure any or all of the foregoing. In order for a resignation to qualify as a resignation for Good Reason, the Holder must resign within sixty (60) days after the end of such thirty (30) day cure period. For avoidance of doubt, your continued employment following a Change of Control as the Chief Revenue Officer of a subsidiary or divisions shall constitute a Good Reason event under clause E, above.

This Offer Letter, the option grant agreement(s), the Intellectual Property, Non-Disclosure, Non-Solicitation, and Non-Competition Agreement referred to above constitute the entire agreement between you and Tenable regarding the terms and conditions of your employment, and they supersede all prior or contemporaneous negotiations, representations or agreements between you and Tenable. The provisions of this agreement regarding “at will” employment and arbitration may only be modified by a document signed by you and an authorized representative of Tenable.

By signing this Offer Letter, you represent and warrant to Tenable that you are able to accept this offer of employment and perform the services contemplated and that your ability to do so is not prohibited, limited or restricted by any agreements or understandings between you and other persons or obligations to any prior employee, customer, or other third party (including, without limitation, by any agreement relating to any proprietary information, knowledge or data acquired by you in confidence, trust or otherwise prior to your work for Tenable). In addition, you represent, covenant and agree that you will not disclose to Tenable any proprietary information or data belonging to any previous employer or other third parties and will not use, and will not need to use, any confidential or proprietary information that may be known to you from any former employer or that is subject to confidentiality obligations on your part.

John, we look forward to working with you at Tenable. Please sign and date on the spaces provided below to acknowledge your acceptance of the terms of the Offer Letter. This offer will expire if not accepted by 5 pm on February 20, 2017.

Sincerely,

/s/Amit Yoran

Amit Yoran

Chief Executive Officer

Tenable Network Security, Inc.

I agree to and accept employment with Tenable on the terms and conditions set forth in this Offer Letter. I understand and agree that my employment with Tenable is at-will.

Date: 2/17/2017	/s/ John Negron
John Negron

Enc.    Intellectual Property, Non-Disclosure, Non-Solicitation, and Non-Competition Agreement